Exhibit 5.1

December 31, 2025

Imunon, Inc.

997 Lenox Drive, Suite 100

Lawrenceville, NJ 08648

Ladies and Gentlemen:

We have acted as counsel to Imunon, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the registration by the Company under the Securities Act of 1933 (the “Securities Act”), of the offer and sale of 330,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (ii) pre-funded warrants to purchase 1,609,114 shares of Common Stock (the “Pre-funded Warrants”), (iii) 1,609,114 shares of Common Stock initially issuable upon exercise of the Pre-funded Warrants (the “Pre-funded Warrant Shares”), (iv) warrants to purchase 1,939,114 shares of Common Stock (the “Warrants” and, together with the Shares and the Pre-funded Warrants, the “Securities”) and (v) 1,939,114 shares of Common Stock initially issuable upon exercise of the Warrants (the “Unfunded Warrant Shares” and, together with the Pre-funded Warrant Shares, the “Warrant Shares”), in each case pursuant to the Company’s Registration Statement on Form S-3 (File No. 333-279425), filed with the United States Securities and Exchange Commission (the “Commission”) on May 15, 2024 (such registration statement, as amended to the date hereof, is referred to herein as the “Registration Statement”).

We have reviewed:

(i)	The Registration Statement;

(ii)	the Securities Purchase Agreement, dated as of December 29, 2025, by and among the Company and the purchaser named therein;

(iii)	the Placement Agency Agreement, dated December 29, 2025, by and among the Company and Maxim Group LLC and Brookline Capital Markets, a division of Arcadia Securities, LLC;

(iv)	the form of Pre-funded Warrant;

(v)	the form of Warrant;

(vi)	the prospectus, dated May 22, 2024, included in the Registration Statement (the “Base Prospectus”);

(vii)	the notice of the Registration Statement’s effectiveness, dated May 22, 2024, posted on the website of the Commission at www.sec.gov; and

(viii)	the prospectus, consisting of the Base Prospectus, as supplemented by the prospectus supplement dated December 29, 2025, relating to the offering of the Securities, filed with the Commission on December 31, 2025 pursuant to Rule 424(b) under the Securities Act.

We have also reviewed such corporate records, certificates and other documents, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals. We have assumed that the Shares have been, and that the Warrant Shares will be, duly registered on the books of the transfer agent and registrar of the Common Stock and that the Company will comply with applicable notice requirements regarding uncertificated shares provided under the Delaware General Corporation Law (the “DGCL”). We have assumed further that, except as to legal conclusions expressly set forth in this opinion, the information and representations and warranties contained in the agreements, instruments, records, certificates and other documents we reviewed were true, accurate and complete as of their stated date and are true, accurate and complete as of the date of this letter.

Imunon, Inc.

December 31, 2025

We have relied as to certain matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible.

Based upon the foregoing, we are of the opinion that (i) the Shares have been duly authorized and when duly issued and sold as contemplated in the Purchase Agreement, will be validly issued, fully paid and non-assessable, (ii) subject to the qualifications set forth below, when the Pre-funded Warrants and Warrants have each been duly executed and delivered in accordance with their terms and have been duly issued and sold as contemplated by the Purchase Agreement, the Pre-funded Warrants and Warrants will constitute valid and binding obligations of the Company in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and to general equity principles, and (iii) the Warrant Shares initially issuable upon exercise of the Pre-funded Warrants and Warrants, as applicable, have been duly authorized and reserved for issuance and, when issued upon such exercise in accordance with their respective terms, will be validly issued, fully paid and non-assessable.

We express no opinion as to: (i) waivers of defenses, subrogation and related rights, rights to trial by jury, rights to object to venue, or other provisions, however expressed, altering or eliminating the rights, liabilities or benefits a party otherwise would have or bestowed by operation of law; (ii) releases or waivers of unmatured claims or rights; (iii) indemnification, contribution, exculpation, hold-harmless or arbitration provisions, disclaimers, or provisions for the non-survival of representations, to the extent they purport to indemnify any party against, or release or limit any party’s liability for, its own breach or failure to comply with statutory obligations, or to the extent such provisions are contrary to public policy; or (iv) provisions for contribution, liquidated damages, penalties, forfeitures, penalty interest, interest on interest, and premiums payable upon acceleration of indebtedness; or (v) provisions purporting to supersede equitable principles, including provisions requiring amendments and waivers to be in writing and provisions making notices effective even if not actually received.

We are members of the bars of the Commonwealth of Massachusetts and the State of New York. We do not express any opinion herein on any laws other than the law of the State of New York and the DGCL.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Company’s Current Report on Form 8-K dated the date hereof related to the offering of the Securities. We also hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Covington & Burling LLP